Filed pursuant to Rule 433 dated May 17, 2011 relating to Preliminary Pricing Supplement No. 802 dated May 17, 2011 to Registration Statement No. 333-156423

Structured Investments	Morgan Stanley $ Buffered Jump Securities due April 2, 2012 Based on the Value of the Performance of a Basket Composed of Three Commodities
General
•
The securities are designed for investors who seek a fixed positive return if an equally-weighted Basket composed of Brent crude oil, copper and corn, which we refer to as the Basket Commodities, appreciates at all on the Valuation Date, and provide a limited buffer against the negative performance of the Basket by up to 15%.  Investors in the securities should be willing to forgo interest and to accept the risk of losing some or all of their principal if the Basket Performance Factor is less than 85%.

•	Senior unsecured obligations of Morgan Stanley maturing April 2, 2012†. All payments on the securities are subject to the credit risk of Morgan Stanley.
•	Minimum purchase amount of $10,000. Minimum denominations of $1,000 and integral multiples thereof.
•	The securities are expected to price on or about May 18, 2011 and are expected to settle on or about May 23, 2011.

Key Terms
Issuer:	Morgan Stanley
Basket:	Basket Commodity	Bloomberg Ticker Symbol	Basket Component Weighting
	Brent crude oil	CO1	33.33%
	Copper	LOCADY	33.33%
	Corn	C 1	33.33%

* Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each Basket Commodity, the Initial Price and the Basket Commodity Price, including the Final Price, will be determined based on the prices published by the relevant exchange.

Payment at Maturity:	At maturity, investors will receive for each security they hold an amount of cash that will vary depending on the Basket Performance Factor on March 28, 2012† (the “Valuation Date”), equal to:
•	If the Basket Performance Factor is greater than 100%: $1,000 plus the Upside Payment of $55
The payment at maturity will be limited to $1,055 per security even if the Basket Return is greater than 5.5%.
•
If the Basket Performance Factor is less than or equal to 100% but greater than or equal to 85%, meaning the Basket has declined in value by an amount less than or equal to the Buffer Amount of 15%: $1,000

•
If the Basket Performance Factor is less than 85%, meaning the value of the Basket has declined in value by more than the Buffer Amount of 15%:   $1,000   +   [$1,000   ×    (Basket Return   +   15%)   ×   Downside Factor].

In this scenario, investors will be exposed to the decline beyond the Buffer Amount on a leveraged basis, and will lose 1.1764% of their principal amount for every 1% of the negative Basket Return beyond the Buffer Amount.  For example, if the Basket Return is -50%,  investors will lose 41.174% of their principal.

Basket Performance Factor:	The sum of the products of, with respect to each Basket Commodity: [Final Price / Initial Price] × Weighting
Upside Payment:	$55 per security (5.5% of the Stated Principal Amount)
Buffer Amount:	15%
Downside Factor:	1.1764
Basket Return:	The sum of the products of, with respect to each Basket Commodity: [(Final Index Value – Initial Index Value) / Initial Index Value] × Weighting
Basket Commodity Price:
For any trading day: Brent crude oil: the official settlement price per barrel (as stated in U.S. dollars); Copper: the official cash offer price per tonne (as stated in U.S. dollars) and Corn:  the official settlement price per bushel (as stated in U.S. cents). For full descriptions, please see PS-5 of the accompanying preliminary pricing supplement entitled “Summary of Pricing Supplement”.

Initial Price:	The Basket Commodity Price for the applicable Basket Commodity, on the Pricing Date.
Final Price:	The Basket Commodity Price for the applicable Basket Commodity, on the Valuation Date.
Maturity Date:	April 2, 2012
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	617482UM4 / US617482UM40
†Subject to postponement for non-trading days and certain market disruption events as described in “Description of Securities— Maturity Date” and “—Valuation Date” in the accompanying preliminary pricing supplement.

Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page PS-9 of the accompanying preliminary pricing supplement and “Selected Risk Considerations” beginning on page PS-5 of this document.
Morgan Stanley has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Morgan Stanley, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and this document if you so request by calling toll-free 1-800-584-6837.
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (1)(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$
(1)
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. Incorporated, the agent, a fixed sales commission of    % for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will act as placement agent for sales to certain fiduciary accounts at a purchase price to such accounts of    % of the Stated Principal Amount per security, and the placement agent will forgo any fees with respect to such sales.  Please see “Supplemental Plan of Distribution” in this document and “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement for information about fees and commissions.

(2)	For more information, please see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Morgan Stanley	JPMorgan
Placement Agent
May 18, 2011

Additional Terms Specific to the Securities

You should read this document together with the preliminary pricing supplement dated May 18, 2011, as supplemented by the prospectus dated December 23, 2008 and the prospectus supplement dated December 23, 2008.  This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying preliminary pricing supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003005/dp12094_424b2-seriesf.htm

•	Prospectus dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003004/dp12129_424b2-debt.htm

Terms used in this document are defined in the accompanying preliminary pricing supplement, prospectus supplement or prospectus.  As used in this document, the “Company,” “we,” “us” or “our” refer to Morgan Stanley.

Hypothetical Payouts on the Securities at Maturity

For each security, the following graph illustrates the payment at maturity on the securities for a range of hypothetical Basket Performance Factor.  The graph is based on the following terms:

•	Stated Principal Amount per Security:	$1,000
•	Upside Payment:	$55 per Security (5.5% of the Stated Principal Amount)
•	Buffer Amount:	15%
•	Minimum Payment at Maturity:	None

o
Where the Basket Performance Factor is greater than 100%, the payment at maturity on the securities reflected in the graph above is greater than the $1,000 Stated Principal Amount per security, but in all cases is equal to and will not exceed the $1,000 Stated Principal Amount plus the Upside Payment of $55 per security.  In the payoff diagram above, an investor will realize the payment at maturity of $1,055 if the Basket Return is positive, and the payment at maturity will be limited to $1,055 per security even if the Basket Return is more than 5.5%.

o
Where the Basket Performance Factor is less than or equal to 100% but is greater than or equal to 85%, the payment at maturity reflected in the graph above is equal to the $1,000 Stated Principal Amount per security.

o
Where the Basket Performance Factor is less than 85%, the payment at maturity will be less than the Stated Principal Amount of $1,000 by an amount that is proportionate to the negative Basket Return beyond the Buffer Amount times the Downside Factor of 1.1764.  For example, if the Basket Return is -25%, the payment at maturity will be $1,000+[$1000× (-25%+15%)×1.1764]=$882.36 per security (88.236% of the Stated Principal Amount).

Selected Purchase Considerations

•
FIXED POSITIVE RETURN IF THE BASKET APPRECIATES AT ALL — If the Basket Performance Factor is greater than 100%, investors will receive the $1,000 Stated Principal Amount plus the Upside Payment of $55.  Even if the Basket Performance is significantly greater than 100%, your payment at maturity will be equal to, and will not exceed, $1,055 and your return may be less than if you invested in the Basket directly.

•
LIMITED PROTECTION AGAINST LOSS — If Basket Performance Factor is less than or equal to 100% but greater than or equal to 85%, meaning the value of the Basket  has declined by no more than the Buffer Amount of 15% , you will be entitled to receive the full principal amount of your securities at maturity.  If the Basket Performance Factor is less than 85%, meaning the value of the Basket has declined by an amount beyond the Buffer Amount, you will lose 1.1764% of your Stated Principal Amount for every 1% of the negative Basket Return beyond the Buffer Amount.

•	EXPOSURE TO THE BASKET COMMODITIES — Investors who believe they have underweight exposure to commodities can use the securities as an alternative to a direct investment in the Basket Commodities.

•
CAPITAL GAINS TAX TREATMENT — You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although the issuer believes that, under current law, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in a security.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

▪	a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange, and

▪
upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be short-term capital gain or loss.

Please read the discussion under “Selected Risk Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Selected Risk Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Basket Commodities.  These risks are explained in more detail in the “Risk Factors” section of the accompanying preliminary pricing supplement dated May 18, 2011 and the accompanying prospectus.

•
THE SECURITIES DO NOT PAY INTEREST AND DO NOT GUARANTEE THE REPAYMENT OF ANY OF YOUR PRINCIPAL AT MATURITY — The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and do not guarantee the repayment of any of your principal at maturity.  At maturity, you will receive for each $1,000 Stated Principal Amount of securities that you hold an amount in cash based on the Basket Performance Factor.  If the Basket Performance Factor is less than 85%, meaning the Basket has declined in value by more than the 15% Buffer Amount, you will be exposed to that decline beyond the Buffer Amount on a leveraged basis, and you will lose 1.1764% of your principal amount for every percentage point change in the Basket Return beyond the Buffer Amount.  For example, if the Basket Return is -50%, meaning the value of the Basket has declined by half, you will lose 41.174% of your principal.  As there is no minimum payment on the securities, you could lose your entire investment.

•
APPRECIATION POTENTIAL IS FIXED AND LIMITED — Where the Basket Performance Factor is greater than 100%, the appreciation potential of the securities is limited to the Fixed Upside Payment of $55 per security (5.5% of the Stated Principal Amount).  The payment at maturity will be limited to $1,055 per security even if the value of the Basket has increased by more than 5.5%.  See “Hypothetical Payouts on the Securities at Maturity” on PS-2.

•
THE SECURITIES WILL NOT BE LISTED AND SECONDARY TRADING MAY BE LIMITED — The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. Incorporated (“MS & Co.”) may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

•
MARKET PRICE OF THE SECURITIES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS — Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

•	the market price of the Basket Commodities and futures contracts on the Basket Commodities and the volatility (frequency and magnitude of changes in price) of such prices;

•	interest and yield rates in the market;

•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Basket Commodities or commodities markets generally and which may affect the Basket Commodity Prices;

•	trends of supply and demand for the Basket Commodities at any time, as well as the effects of speculation or any government activity that could affect the market for such commodities;

•	the time remaining until the maturity of the securities; and

•	any actual or anticipated changes to our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the Stated Principal Amount if the values of the Basket Commodities at the time of sale are at or below their Initial Prices or if market interest rates rise.  You cannot predict the future performance of any of the Basket Commodities or of the Basket as a whole based on their historical performance.  There can be no assurance that the Basket will appreciate in value such that you will receive at maturity an amount that is greater than the Stated Principal Amount of the securities, or any amount at all.  The Basket Commodities may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES — You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

•
THE INCLUSION OF COMMISSIONS AND PROJECTED PROFIT FROM HEDGING IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES — Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

•
CHANGES IN THE VALUE OF ONE OR MORE OF THE BASKET COMMODITIES MAY OFFSET EACH OTHER— Movements in the values of the Basket Commodities may not correlate with each other.  At a time when one or more of the Basket Commodities increase in value, the other Basket Commodities may not increase as much, or may even decline in value.  Therefore, in calculating the performance of the Basket on the Valuation Date, an increase in the value of one or more of the Basket Commodities may be moderated, or wholly offset, by a lesser increase or decline in the value of the other Basket Commodities.

•
SPECIFIC COMMODITIES PRICES ARE VOLATILE AND ARE AFFECTED BY NUMEROUS FACTORS SPECIFIC TO EACH MARKET—Investments, such as the securities, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below.  These factors may affect the price of Brent crude oil, copper and corn and therefore of the securities, in varying and potentially inconsistent ways.

o
Brent crude oil— The price of Brent crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of Petroleum Exporting Countries (OPEC) and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

o
Copper— The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for copper is significantly influenced by the level of global industrial economic activity.  Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors.  In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for copper in various applications.  Their availability and price will also affect demand for copper.  Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries.  In previous years, copper supply has been affected by strikes, financial problems and terrorist activity and other disruptions to the supply chain, from mining to storage to smelting.  The price of copper is also affected by variations in production costs, including storage, labor and energy costs, as well as regulatory compliance costs, including as a result of environmental regulations.

o
Corn— The price of corn is primarily affected by the global demand for and supply of corn.  The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol.  The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed.  Negative developments in those industries may lessen the demand for corn.  For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease.  The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn.  The United States is the world’s largest supplier of corn, followed by China and Brazil.  The supply of corn is particularly sensitive to weather patterns in the United States and China.  In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

•
THERE ARE RISKS RELATING TO THE TRADING OF METALS ON THE LONDON METAL EXCHANGE— The official cash offer prices of copper are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets.  For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any of the review dates, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper could be adversely affected and could have an impact on the payment at maturity.

•
INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING IN THE BASKET COMMODITIES OR IN FUTURES CONTRACTS OR FORWARD CONTRACTS ON THE BASKET COMMODITIES  — Investing in the securities is not equivalent to investing in the Basket Commodities or in futures contracts or forward contracts on the Basket Commodities.  By purchasing the securities, you do not purchase any entitlement to the Basket Commodities, or futures contracts or forward contracts on the Basket Commodities. Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on any of the Basket Commodities.

•
SUSPENSIONS OR DISRUPTIONS OF MARKET TRADING IN COMMODITY AND RELATED FUTURES MARKETS COULD ADVERSELY AFFECT THE PRICE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.

These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the Underlying Index and, therefore, the value of the securities.

•
THE CALCULATION AGENT, WHICH IS A SUBSIDIARY OF THE ISSUER, WILL MAKE DETERMINATIONS WITH RESPECT TO THE SECURITIES —  As calculation agent, MSCG will determine the Initial Prices, the Final Prices, the Basket Performance Factor and the Basket Return, if applicable, and calculate the payment you will receive at maturity, if any.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the Basket Commodity Prices in the event of a market disruption event, may adversely affect the payout to you on the securities.  See the sections called “Description of Securities—Market Disruption Event” and “––Discontinuance of the Basket; Alteration of Method of Calculation.” in the accompanying preliminary pricing supplement.

•
HEDGING AND TRADING ACTIVITY BY OUR SUBSIDIARIES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the Underlying Index), including trading in the commodities futures contracts that underlie the Basket, and possibly in other instruments related to the Basket.  Some of our subsidiaries also trade the Basket and other financial instruments related to the Basket on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the Pricing Date could potentially increase the Initial Prices and, as a result, the prices at which the Basket must close on the Valuation Date before you would receive at maturity an amount in cash worth as much as or more than the Stated Principal Amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the Basket on the Valuation Date and, accordingly, the amount of cash, if any, you will receive at maturity.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN.  Please read the discussion under “Selected Purchase Considerations – Capital Gains Tax Treatment” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, if the securities were characterized as short-term debt obligations, certain U.S. Holders might be required to accrue ordinary income over the term of the securities before maturity, and all or a portion of the gain recognized by a U.S. Holder upon sale, exchange or settlement of the securities might be characterized as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other commodity-linked securities that do not provide for the return of principal.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the securities will be used in connection with hedging our obligations under the securities through one or more of our subsidiaries.  The hedging or trading activities of our affiliates on or prior to the Pricing Date and during the term of the securities, including on the Valuation Date, could affect the Final Prices of the Basket Commodities in a way that may reduce the amount you will receive on the securities at maturity.

Historical Information

The following graph sets forth the historical performance of the Basket. The graph covers the period from January 1, 2006 through May 16, 2011 and illustrates the effect of the offset and/or correlation among the Basket Commodities during such period.  The graph does not attempt to show your expected return on an investment in the securities.  You cannot predict the future performance of any of the Basket Commodities or of the Basket as a whole, or whether the strengthening of one or more of the Basket Commodities will be offset by the weakening of the other Basket Commodities, based on their historical performance.

Historical Basket Performance
January 1, 2006 through May 16, 2011

The following graphs set forth the historical performance of each respective Basket Commodity for the same period.

Daily Brent Crude Oil Prices
January 1, 2006 through May 16, 2011

Daily Copper Prices
January 1, 2006 through May 16, 2011

Daily Corn Prices
January 1, 2006 through May 16, 2011

Benefit Plan Investor Considerations

Your purchase of a security in a self-directed Individual Retirement Account (an “IRA”) will be deemed to be a representation and warranty by you that, as of the date of purchase (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the investment of the assets of such self-directed IRA used to purchase the security or renders investment advice (within the meaning of Section 3(21)(A)(ii) of ERISA) with respect to any such IRA assets and (ii) in connection with the purchase of the security, such self-directed IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA), and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement.

Supplemental Plan of Distribution

Morgan Stanley & Co. Incorporated will act as the agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. Incorporated a fixed sales commission that will not exceed 1% for each note it sells.  In addition, JPMorgan Chase Bank, N.A. will act as placement agent for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the Stated Principal Amount per note, and the placement agent will forgo any fees with respect to such sales.